Exhibit 99.1

News Announcement                                                                                                  For Immediate Release

NEXSTAR BROADCASTING EXTENDS EMPLOYMENT
AGREEMENT OF PRESIDENT AND CHIEF EXECUTIVE OFFICER,
PERRY A. SOOK, THROUGH JANUARY 2019

IRVING, Texas (January 29, 2015) – Nexstar Broadcasting Group, Inc. (the "Company") (Nasdaq: NXST), announced today that its Board of Directors has extended the employment agreement of President and Chief Executive Officer, Perry A. Sook through January 15, 2019.  The extension supersedes Mr. Sook's prior employment agreement, which was to conclude in 2016.  In addition to his responsibilities as President and Chief Executive Officer, Mr. Sook also serves as the Company's Chairman, and has held all three positions since founding the company in 1996.

Under the terms of the agreement, Mr. Sook's base salary remains unchanged from the levels in the prior employment agreement. He will continue to be eligible to receive an annual performance-based bonus and has been granted certain equity-based compensation incentives that will continue to align his performance with the interests of all shareholders and the long-term enhancement of shareholder value.

Commenting on the agreement, Geoff Armstrong, Nexstar Broadcasting Compensation Committee Chairman stated, "Under Perry's leadership, Nexstar has grown to be a top ten local broadcast television company with a growing portfolio of complementary digital media operations.  Throughout his tenure, Perry has built the Nexstar platform through a combination of accretive acquisitions, industry leading innovation and the establishment of disciplined operating procedures.  By doing so, Nexstar has become a leader in serving viewers and businesses in the markets where it operates while simultaneously building long-term shareholder value and a growth pipeline that is expected to extend the Company's success.  On behalf of the entire Board of Directors, we are grateful to Perry's contributions and look forward to the continued benefit of his vision and commitment to the company's viewers, advertising clients and shareholders."

Perry Sook founded Nexstar Broadcasting in 1996 for the purpose of acquiring and operating network affiliated television stations in medium sized markets. The company went public in November 2003 and has grown to become one of the top ten television broadcasters in the United States.  In the last four years Nexstar has acquired (or agreed to acquire) 61 television stations and 3 digital media companies in accretive transactions totaling approximately $1.1 billion, doubling the size of its portfolio.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 105 television stations and 34 related digital multicast signals reaching 56 markets or approximately 15.6% of all U.S. television households. Nexstar's portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, and LATV. Nexstar's 56 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions, including the Pending Acquisitions, Nexstar will own, operate, program or provide sales and other services to 110 television stations and related digital multicast signals reaching 58 markets or approximately 18% of all U.S.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800